SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 6, 2002

BoysToys.com, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-28684	33-0824801
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	IRS Employer Identification No.)

5782 Caminito Empresa, La Jolla, California 92037

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (619) 895-6900

412 Broadway, San Francisco, California 94133

(Former Name or Former Address, if Changed Since Last Report)

Item 3. Bankruptcy or Receivership

  On September 6, 2002, Judge Dennis Montali, the United States Bankruptcy Judge in the United States Bankruptcy Court for the Northern District of California, San Francisco Division, approved an order for the Trustee, E. Lynn Schoenmann, acting as the trustee (the "Trustee") of BoysToys.com, Inc., and its two wholly-owned subsidiaries, RMA of San Francisco, Inc., and Alternative Entertainment, Inc. (collectively, as the "Company") to sell the Company's assets to BT California, LLC, a California limited liability company. The action was taken under Case No. 01-31267-SFM and Case No. 01-32421-DM, the two jointly-administered cases.

  In approving the Trustee's sale of the Company's assets to BT California, LLC, the Bankruptcy Court also approved the Purchase Agreement, the Amendment to Purchase Agreement, and the Second Amendment to Purchase Agreement (collectively, as the "Purchase Agreement"). Under the terms of the Purchase Agreement, all of the Company's assets and licenses are to be transferred to BT California, LLC in exchange for the latter's payment of a purchase price of $1,442,515.41 (the "Purchase Price"). While the Bankruptcy Court will be ruling on several other important matters related to these two jointly-administered cases, all of the monies received in payment of the Purchase Price by the Trustee will be used to pay administrative claims, priority claims, claims of secured creditors, and claims of unsecured creditors. No monies will be paid to any holder of the Company's Common Stock.

There is no basis to believe that the Company's common stockholders will receive any liquidating dividends or other payments on account of the Company's Common Stock held by them. With the sale of the Company's assets to BT California, Ltd., the Company has no assets, no business, and no revenues. The Bankruptcy Court and the U.S. Bankruptcy Court trustee will continue to retain full jurisdiction over the Company and its affairs until such time as these authorities complete the execution of the duties required of them by law and there can be no assurance that the Company will emerge from bankruptcy or if it does emerge from bankruptcy, that the Company will ever again regain any interest in any business. The Company has, as of this date, 8,172,139 shares of the Company's Common Stock (par value $0.01) outstanding. No shares of the Company's Preferred Stock ($0.01 par value) are outstanding.

At the present and subject to determinations by the Bankruptcy Court, the Company anticipates that the Company's Chapter 11 reorganization plan will likely be converted into a Chapter 7 plan of liquidation.

All of the above statements represent "forward-looking" statements concerning future events each of which are subject to continuing uncertainties primarily due to the uncertainties associated with the actions that may be taken by the Bankruptcy Court, the Trustee who is administering the cases, and unknown effects of any other matters that may be raised in the Bankruptcy Court or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BoysToys.com

Date: 09/19/02	/s/ Ralph M. Amato
Ralph M. Amato